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                                                                      Exhibit 11



             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)


(In thousands, except
  per share amounts)


                                           Three Months Ended   Six Months Ended
                                                 June 30,            June 30,
                                           1995        1994    1995       1994
Primary:
Net income applicable to
 common shares .........................   $ 7,557   $ 6,149   $12,670   $ 9,631

  Weighted average of common
    shares outstanding .................    17,739    17,376    17,615    17,357
  Common shares issuable on
    exercise of stock options ..........       405       188       376       171


  Average common shares out-
    standing ...........................    18,144    17,564    17,991    17,528

  Earnings per common share  ...........   $   .42   $   .35   $   .70   $   .55

Fully diluted:
  Weighted average of common
    shares outstanding .................    17,739    17,376    17,615    17,357
  Common shares issuable on
    exercise of stock options ..........       405       196       400       192
  Common shares issuable upon
    assumed conversion of subor-
    dinated debentures .................     3,292     3,292     3,292     3,292


  Average common shares out-
    standing ...........................    21,436    20,864    21,307    20,841

  Earnings per common share  ...........   $   .39   $   .33   $   .66   $   .53


Primary earnings per share are computed by dividing net income by the weighted average common and common equivalent shares outstanding during the period. Fully diluted earnings per share have been calculated assuming the conversion of the subordinated debentures and the elimination of the associated interest expense, net of tax. For the quarters ended June 30, 1995 and 1994, the interest elimination was $.73 million. For the six months ended June 30, 1995 and 1994, the interest elimination was $1.46 million.

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